EXHIBIT 99.1

For Release Wednesday, March 2, 2011; 6:00 AM ET

CYBERONICS REPORTS STRONG FISCAL 2011 THIRD QUARTER RESULTS AND INCREASES GUIDANCE

Net Sales Increase 15% to $47.1 million

Income from Operations Increases by 30% over Q3 FY 10

HOUSTON, Texas March 2, 2011 -- Cyberonics, Inc. (NASDAQ:CYBX), a global leader in epilepsy management, today announced results for the quarter ended January 28, 2011.

Quarterly Highlights

Operating results and achievements for the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010 include:

•	Net sales increased by 15.3% to $47.1 million;
•	U.S. net sales increased by 24%;
•	U.S. epilepsy unit sales increased by 16%; and
•	Income from operations increased by 30% to $11.7 million.

“The third quarter of fiscal year 2011 was another successful quarter for our company, once again demonstrating consistent performance with year-over-year growth in worldwide net product sales attributable to the epilepsy indication increasing by more than 15%,” commented Dan Moore, Cyberonics' President and Chief Executive Officer.  “We were particularly pleased with the robust 24% sales growth in our U.S. epilepsy business, which was driven by significantly higher volume and increased average selling prices.

“Net sales in our international business were down 15% when compared with the third quarter of fiscal 2010, although the revenue of $7.1 million is consistent with last quarter.  Several of our international countries performed well during the quarter, however, execution challenges, combined with continuing economic difficulties in some markets, contributed to softness in some key EU countries.  We are increasing our efforts in these countries and expect to be in a position to restore growth in the next fiscal year.  In addition, we continue to make solid progress in Japan where we are focused on physician training and fulfilling patient registry requirements.”

The company reported net income of $7.2 million, or $0.25 per diluted share, for the third quarter of fiscal 2011 compared with net income of $8.8 million, or $0.29 cents per diluted share, in the third quarter of fiscal 2010.  The decline in net income for the quarter was attributable to an increase in the effective tax rate from 3% in fiscal 2010 to 38% in fiscal 2011.

The company reported operating cash flow of $13.2 million for the quarter ended January 28, 2011.  Available cash balances were $85.3 million at quarter end, an increase of $17.4 million compared to the end of the second quarter of fiscal 2011.

Moore concluded, “Operationally, this was another very strong quarter for Cyberonics.  We continue to emphasize profitability, as well as sustainable sales growth, as our primary goals, so we were very pleased to see income from operations increase by 30% this quarter to complement our 15% revenue growth.  Recently, we announced FDA approval of our fifth generation generator, the AspireHC™ high capacity generator, which is now in a limited market release.  This approval is further evidence of our product development progress and provides an important platform for future new product introductions, including the AspireSR™ generator with seizure response for which a European clinical trial is planned to start in the first half of calendar 2011.  We expect to continue to drive shareholder value through consistent execution, improved operating leverage and an expanded product portfolio.”

Fiscal 2011 Guidance

Cyberonics is increasing its net sales guidance for fiscal year 2011 to the range of $189 million to $191 million on a constant currency basis, as compared to the previously provided range of $187 million to $190 million.  At current average rates, foreign currency exchange rate fluctuations are expected to have a minimal impact on revenue in fiscal 2011 compared to 2010.

In addition, the company now expects that income from operations for fiscal year 2011 will be in the range of $47 million to $50 million, as compared to the previously provided range of $45 million to $48 million.

Additional details will be provided during the upcoming conference call and in an investor presentation summarizing the company’s fiscal year 2011 third quarter results, which is available in the investor relations section of Cyberonics’ corporate website at http://www.cyberonics.com.

Fiscal Year 2011 Third Quarter Results Conference Call Instructions

Cyberonics will host a conference call today, March 2, 2011, beginning at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to review its results of operations for the third quarter of fiscal 2011 and future outlook, followed by a question and answer session.

The conference call will be available to interested parties through a live audio webcast in the investor relations section of Cyberonics’ corporate website at http://www.cyberonics.com, where it will be archived and accessible for approximately 12 months.  To listen to the conference call live by telephone dial 877-638-4557 (if dialing from within the U.S.) or 914-495-8522 (if dialing from outside the U.S.).  The conference ID is 43242663.

A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.).  The replay conference ID access code is 43242663.  The replay will be available for one week on the above number.

About Cyberonics, Inc. and the VNS Therapy® System

Cyberonics, Inc. is a medical technology company with core expertise in neuromodulation.  The company developed and markets the VNS Therapy System, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics and the VNS Therapy System is available at www.cyberonics.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words. Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning growth in sales and operating income in fiscal 2011, improving sales in key international markets, including EU countries and Japan, fulfilling regulatory obligations in Japan, achieving key product development milestones, including commencement of a clinical study for the AspireSR generator in the first half of calendar 2011, and fiscal 2011 guidance, as follows: sales of $189 million to $191 million, and operating income of $47 million to $50 million. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS therapy and sales of our products; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential patent infringement claims; potential litigation relating to compliance with laws and regulations pertaining to our business; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the potential identification of material weaknesses in our internal controls over financial reporting; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 30, 2010, October 29, 2010 and January 28, 2011.

Contact Information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 28, 2011	January 22, 2010	January 28, 2011	January 22, 2010

Net sales	$47,081,476	$40,821,276	$139,341,809	$120,040,684
Cost of sales	5,807,402	4,952,636	16,820,874	15,410,492
Gross Profit	41,274,074	35,868,640	122,520,935	104,630,192
Operating Expenses:
Selling, general and administrative	22,078,068	21,224,801	65,374,031	64,215,712
Research and development	7,494,820	5,612,899	20,989,588	15,788,183
Total Operating Expenses	29,572,888	26,837,700	86,363,619	80,003,895
Income from Operations	11,701,186	9,030,940	36,157,316	24,626,297

Interest income	89,963	17,237	179,239	83,004
Interest expense	(94,316)	(297,143)	(299,160)	(1,230,676)
Gain on early extinguishment of debt	-	846,010	83,074	3,042,477
Other income (expense), net	(51,801)	(481,487)	(383,595)	344,308

Income before income tax	11,645,032	9,115,557	35,736,874	26,865,410
Income tax (benefit) expense	4,453,060	266,553	(3,559,639)	(39,993,170)

Net income	$7,191,972	$8,849,004	$39,296,513	$66,858,580

Basic income per share	$0.26	$0.32	$1.41	$2.42
Diluted income per share	$0.25	$0.29	$1.38	$2.26

Shares used in computing basic income per share	28,121,852	27,763,768	27,949,256	27,681,615
Shares used in computing diluted income per share	28,753,197	28,145,068	28,471,403	28,810,757

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	January 28, 2011	April 30, 2010
		(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$85,273,721	$59,229,911
Restricted cash	-	1,000,000
Accounts receivable, net	23,715,442	26,185,143
Inventories	15,726,818	14,207,759
Deferred tax assets	14,522,636	12,126,758
Other current assets	4,071,113	2,495,019
Total Current Assets	143,309,730	115,244,590
Property and equipment, net	8,282,206	7,510,864
Intellectual property, net	4,810,951	1,948,266
Long-term investments	5,134,795	-
Deferred tax assets	44,855,897	29,624,489
Other assets	1,072,665	1,435,768
Total Assets	$207,466,244	$155,763,977

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payables and accrued liabilities	$19,918,260	$23,325,253
Convertible notes	7,048,000	-
Total Current Liabilities	26,966,260	23,325,253
Long-term liabilities:
Convertible notes	-	15,460,000
Deferred license revenue and other	7,234,213	6,119,077
Total Long-Term Liabilities	7,234,213	21,579,077
Total Liabilities	34,200,473	44,904,330
Total Stockholders' Equity	173,265,771	110,859,647
Total Liabilities and Stockholders' Equity	$207,466,244	$155,763,977

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Thirty-Nine Weeks Ended
	January 28, 2011	January 22, 2010

Cash Flow From Operating Activities:
Net Income	$39,296,513	$66,858,580
Non-Cash items included in Net Income:
Gain on early extinguishment of debt	(83,074)	(3,042,477)
Stock-base compensation	4,752,137	6,520,302
Deferred income tax	(4,422,670)	(40,760,354)
Unrealized gain in foreign currency transactions	(623,980)	(283,227)
Other	1,186,893	792,762
Changes in Operating Assets and Liabilities:
Accounts receivable, net	2,486,979	(1,815,988)
Inventories	(1,465,189)	(872,049)
Other	(4,030,294)	118,364
Net Cash Provided By Operating Activities	37,097,315	27,515,913
Cash Flow From Investing Activities:
Release of restricted cash	1,000,000	-
Acquired intellectual property	(3,245,000)	(900,000)
Purchases of property and equipment	(2,794,256)	(2,550,566)
Investments in convertible debt securities	(5,000,000)	(100,000)
Net Cash Used in Investing Activities	(10,039,256)	(3,550,566)
Cash Flow From Financing Activities:
Repurchase of convertible notes	(8,241,260)	(36,256,250)
Proceeds from exercise of options for common stock	14,390,448	945,840
Purchase of treasury stock	(6,857,039)	(37,551)
Net Cash Used in Financing Activities	(707,851)	(35,347,961)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(306,398)	(163,597)

Net Increase (Decrease) in Cash and Cash Equivalents	26,043,810	(11,546,211)
Cash and Cash Equivalents at Beginning of Period	59,229,911	66,225,479
Cash and Cash Equivalents at End of Period	$85,273,721	$54,679,268

CYBERONICS, INC. AND SUBSIDIARY
Table of Sales Data
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 28, 2011	January 22, 2010	January 28, 2011	January 22, 2010

US Units(1)	1,925	1,667	5,824	5,108
US Revenue ($000s)	$39,655	$32,108	$117,544	$96,525

International Units(1)	604	699	1,873	1,915
International Revenue ($000s)	$7,053	$8,340	$20,668	$22,395

TOTAL UNITS	2,529	2,366	7,697	7,023
TOTAL REVENUE(2) ($000s)	$46,708	$40,448	$138,212	$118,920

(1) Includes units sold for both epilepsy and depression indications
(2) Excludes license revenue